                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                          MERCANTILE BANK CORPORATION
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                       (MERCANTILE BANK CORPORATION LOGO)

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 28, 2005

                            ------------------------

To our Shareholders:

     The 2005 annual meeting of shareholders of Mercantile Bank Corporation will be held at Cascade Hills Country Club, 3725 Cascade Road SE, Grand Rapids, Michigan on Thursday, April 28, 2005, at 9:00 a.m. local time. The meeting is being held for the purpose of considering and voting on the following matters:

     1. Election of five Class II directors, each for a three year term, as detailed in the accompanying proxy statement.

     2. Such other business as may properly be brought before the meeting or any adjournment or adjournments of the meeting.

     All holders of record of shares of common stock of Mercantile at the close of business on Tuesday, March 1, 2005, are entitled to notice of and to vote at the meeting, and any postponements or adjournments of the meeting.

     We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. We would appreciate receiving your proxy by Monday, April 18, 2005.

                                          By Order of the Board of Directors,

                                          /s/ Gerald R. Johnson, Jr.

                                          Gerald R. Johnson, Jr.
                                          Chairman of the Board &
                                            Chief Executive Officer

Dated: March 15, 2005

                          MERCANTILE BANK CORPORATION
                          5650 BYRON CENTER AVENUE SW
                            WYOMING, MICHIGAN 49519

                                                                  MARCH 15, 2005

                                PROXY STATEMENT

                              GENERAL INFORMATION

     This proxy statement is furnished to shareholders of Mercantile Bank Corporation ("Mercantile") in connection with the solicitation of proxies by its Board of Directors for use at the annual meeting of its shareholders to be held on Thursday, April 28, 2005, at 9:00 a.m. local time, at Cascade Hills Country Club, 3725 Cascade Road SE, Grand Rapids, Michigan, and at any and all adjournments of the meeting. It is expected that the proxy materials will be mailed to shareholders on or about March 15, 2005.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its exercise. Unless the proxy is revoked, the shares represented by the proxy will be voted at the annual meeting or any adjournment of the meeting.

     The entire cost of soliciting proxies will be borne by Mercantile. The Altman Group, Inc., 1275 Valley Brook Avenue, Lyndhurst, New Jersey 07071, has been retained by Mercantile to aid in the solicitation of proxies. For these services, Mercantile has agreed to pay The Altman Group a fee of $3,500 and reimburse it for certain out-of-pocket disbursements and expenses. Directors, officers, or other employees of Mercantile or its subsidiary, Mercantile Bank of West Michigan (the "Bank"), may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversation, or by telephone, facsimile or electronic means. Mercantile will reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding soliciting material to the beneficial owners of Mercantile common stock.

     The Board of Directors, in accordance with the Bylaws, has fixed the close of business on March 1, 2005 as the record date for determining shareholders entitled to notice of and to vote at the annual meeting and at any and all adjournments of the meeting.

     At the close of business on the record date, the outstanding number of voting securities of Mercantile was 7,211,537 shares of common stock, each of which is entitled to one vote.

                             ELECTION OF DIRECTORS

     Mercantile's Articles of Incorporation and Bylaws provide that the number of directors, as determined from time to time by the Board of Directors, shall be no less than six and no more than fifteen. The Board of Directors has presently fixed the number of directors at fifteen. The Articles of Incorporation and Bylaws further provide that the directors shall be divided into three classes, Class I, Class II and Class III, with each class serving a staggered three year term and with the number of directors in each class being as nearly equal as possible.

     The Board of Directors has nominated Betty S. Burton, David M. Cassard, Peter A. Cordes, David M. Hecht and Merle J. Prins as Class II directors for three year terms expiring at the 2008 annual meeting and upon election and qualification of their successors. Each of the nominees is presently a Class II director whose term expires at the April 28, 2005 annual meeting of the shareholders. The other members of the Board, who are Class I and Class III directors, will continue in office in accordance with their previous elections until the expiration of their terms at the 2006 or 2007 annual meetings.

     It is the intention of the persons named in the enclosed proxy to vote the proxy for the election of the five nominees. The proposed nominees for election as directors are willing to be elected and serve; but in the event that any nominee at the time of election is unable to serve or is otherwise unavailable for election, the Board of

Directors may select a substitute nominee, and in that event the persons named in the enclosed proxy intend to vote the proxy for the person selected. If a substitute nominee is not selected, the proxy will be voted for the election of the remaining nominees. The affirmative vote of a plurality of the votes cast at the meeting is required for the nominees to be elected. Votes withheld and broker non-votes are not counted toward a nominee's total.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents information regarding the beneficial ownership of Mercantile common stock as of February 1, 2005, by the nominees for election as directors of Mercantile, the directors of Mercantile whose terms of office will continue after the annual meeting, the executive officers named in the Summary Compensation Table, and all directors and executive officers of Mercantile as a group.

                                                                 AMOUNT       PERCENT OF CLASS
                                                              BENEFICIALLY      BENEFICIALLY
NAME OF BENEFICIAL OWNER                                        OWNED(1)         OWNED(13)
------------------------                                      ------------    ----------------
Betty S. Burton.............................................      1,232              *
David M. Cassard............................................      8,146              *
Edward J. Clark.............................................      7,268(2)           *
Peter A. Cordes.............................................     30,387              *
C. John Gill................................................     50,650(3)           *
Doyle A. Hayes..............................................      1,387              *
David M. Hecht..............................................    105,256(4)          1.5%
Gerald R. Johnson, Jr. .....................................    129,967(5)          1.8%
Susan K. Jones..............................................      1,031              *
Lawrence W. Larsen..........................................     22,905(6)           *
Calvin D. Murdock...........................................     20,562(7)           *
Michael H. Price............................................     57,638(8)           *
Merle J. Prins..............................................      3,000              *
Dale J. Visser..............................................    228,416(9)          3.2%
Donald Williams, Sr. .......................................      1,201              *
Robert B. Kaminski, Jr. ....................................    28,310(10)           *
Charles E. Christmas........................................    25,074(11)           *
All directors and executive officers of Mercantile as a
  group (17 Persons)........................................   722,430(12)          9.9%

-------------------------
  *  Less than one percent.

 (1) Some or all of the common stock listed may be held jointly with, or for the benefit of, spouses and children or grandchildren of, or various trusts established by, the person indicated.

 (2) Includes 718 shares that Mr. Clark has the power to vote and dispose of as custodian of three accounts, two of which are for a relative, and one of which is for a friend.

 (3) Includes 17,016 shares held by Mr. Gill's spouse.

 (4) Includes 12,154 shares that Mr. Hecht has sole voting and investment power over as President of the Charles W. Loosemore Foundation, which is the record and beneficial owner of the shares. Mr. Hecht disclaims beneficial ownership of these 12,154 shares.

 (5) Includes 33,675 shares that Mr. Johnson has the right to acquire within 60 days of February 1, 2005 pursuant to Mercantile's stock option plans and 8,736 shares that Mr. Johnson owns under the Bank's 401(k) Plan.

 (6) Includes 2,449 shares that Mr. Larsen has the power to vote and dispose of as trustee of the Central Industrial Supply Profit Sharing Plan and 1,399 shares that Mr. Larsen has the power to vote and dispose of as trustee of the Jet Products, Inc. Profit Sharing Plan #2. He disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the shares.

 (7) Includes 10 shares that Mr. Murdock has the power to vote and dispose of as custodian of an account for a friend's child.

 (8) Includes 35,800 shares that Mr. Price has the right to acquire within 60 days of February 1, 2005 pursuant to Mercantile's stock option plans and 8,438 shares that Mr. Price owns under the Bank's 401(k) Plan.

 (9) Includes 33,023 shares that Mr. Visser has the power to vote and dispose of as trustee of a trust for family members. Mr. Visser disclaims beneficial ownership of these 33,023 shares. Also includes 55,500 shares that Mr. Visser has the power to vote and dispose of as trustee of a charitable remainder trust. Mr. Visser disclaims beneficial ownership of these shares, except to the extent of his and his wife's interest in the trust.

(10) Includes 22,909 shares that Mr. Kaminski has the right to acquire within 60 days of February 1, 2005 pursuant to Mercantile's stock option plans and 2,785 shares that Mr. Kaminski owns under the Bank's 401(k) Plan.

(11) Includes 13,157 shares that Mr. Christmas has the right to acquire within 60 days of February 1, 2005 pursuant to Mercantile's stock option plans and 7,466 shares that Mr. Christmas owns under the Bank's 401(k) Plan. Also includes 1,274 shares that Mr. Christmas' spouse, who is also an employee of the Bank, has the right to acquire within 60 days of February 1, 2005 pursuant to Mercantile's stock option plans and 1,229 shares that she owns under the Bank's 401(k) Plan.

(12) Includes 106,815 shares that such persons have the right to acquire within 60 days of February 1, 2005 pursuant to Mercantile's stock option plans and 28,654 shares that such persons own under the Bank's 401(k) Plan.

(13) The percentages shown are based on the 7,210,704 shares of Mercantile common stock outstanding as of February 1, 2005, plus the number of shares that the named person or group has the right to acquire within 60 days of February 1, 2005.

     The following table presents information regarding the beneficial ownership of Mercantile common stock by each person known to Mercantile to own beneficially more than 5% of the outstanding shares of common stock as of February 1, 2005.

                                                                 AMOUNT      PERCENT OF CLASS
                                                              BENEFICIALLY     BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                            OWNED(1)          OWNED
------------------------------------                          ------------   ----------------
JPMorgan Chase & Co.(1)
  270 Park Avenue
  New York, New York 10017..................................    371,745            5.2%

-------------------------
(1) This information is based on a Schedule 13G dated February 11, 2005 filed by JPMorgan Chase & Co. on behalf of itself and its wholly-owned subsidiaries, JPMorgan Chase Bank, National Association, J.P. Morgan Investment Management Inc., Bank One Trust Co., N.A., and Banc One Investment Advisors Corporation. The Schedule 13G discloses that JPMorgan Chase & Co. and such subsidiaries have sole voting power for 334,667 of these shares and sole dispositive power for 364,180 of these shares.

INFORMATION ABOUT DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS

     The following information is furnished with respect to each continuing director, nominee as a director, and executive officer of Mercantile. Each of the continuing directors and nominees is currently a director of Mercantile as well as a director of the Bank.

                                                                HAS SERVED
NAME, AGE, AND POSITION WITH                                        AS         YEAR WHEN TERM AS A
MERCANTILE AND THE BANK                                       DIRECTOR SINCE    DIRECTOR EXPIRES
----------------------------                                  --------------   -------------------
Betty S. Burton, 63, Director...............................       1998               2005
David M. Cassard, 51, Director..............................       2001               2005
Edward J. Clark, 60, Director...............................       1998               2007
Peter A. Cordes, 64, Director...............................       1997               2005
C. John Gill, 71, Director..................................       1997               2007
Doyle A. Hayes, 54, Director................................       2001               2006
David M. Hecht, 67, Director................................       1997               2005
Gerald R. Johnson, Jr., 58, Chairman of the Board and Chief
  Executive Officer of Mercantile, Chairman of the Board of
  the Bank; and Director....................................       1997               2007
Susan K. Jones, 55, Director................................       1998               2006
Lawrence W. Larsen, 65, Director............................       1997               2006
Calvin D. Murdock, 65, Director.............................       1997               2007
Michael H. Price, 48, President and Chief Operating Officer
  of Mercantile, President and Chief Executive Officer of
  the Bank; and Director....................................       1997               2006
Merle J. Prins, 65, Director................................       2004               2005
Dale J. Visser, 68, Director................................       1997               2006
Donald Williams, Sr., 68, Director..........................       1998               2007
Robert B. Kaminski, Jr., 43, Executive Vice President and
  Secretary of Mercantile, and Executive Vice President,
  Chief Operating Officer and Secretary of the Bank.........
Charles E. Christmas, 39, Senior Vice President, Chief
  Financial Officer and Treasurer of Mercantile and the
  Bank......................................................

     Mercantile's executive officers are generally elected each year at the annual meeting of the Board of Directors that follows the annual meeting of the shareholders. Their terms of office are at the discretion of the Board of Directors.

     The business experience of each of the directors, nominees and executive officers of Mercantile for at least the past five years is summarized below:

     BETTY S. BURTON (Director) Mrs. Burton is the former owner of a business forms and print solutions distribution company. She was a member of the Board and consultant to Wonderland Business Forms from 1999 to 2002, and its President and Chief Executive Officer from 1995 to 1999. Prior to that, Mrs. Burton was a teacher in the Grand Rapids Public School System for over 25 years. Mrs. Burton is a trustee of both the Grand Valley State University Foundation and the Western Michigan University Foundation. She is a graduate of both universities and also of Dartmouth College Tuck School of Business Minority Executives Program. She has previously served as a member of the Board of Directors of First Michigan Bank-Grand Rapids ("FMB-Grand Rapids") and Butterworth Hospital. Mrs. Burton is very involved in civic and community activities and serves on several boards in the Grand Rapids area.

     DAVID M. CASSARD (Director) Mr. Cassard is President, Treasurer and a member of the Board of Directors of Waters Corporation which owns and operates commercial real estate properties in the Grand Rapids metropolitan area. He has served in these capacities since January 1979. Prior to 1979 he worked for an international firm of Certified Public Accountants. He is a graduate of the University of Michigan (BBA) and Michigan State University (MBA), and he is a Certified Public Accountant and Certified Property Manager. He currently serves as Vice Chairperson of the City of Grand Rapids Downtown Development Authority and is a member of the City of Grand Rapids Downtown Improvement District Board. He also serves as Chairperson of the Grand Rapids Area Chamber of Commerce Foundation. He previously served as a member of the Board of Directors of FMB-Grand Rapids and was a member of the Board of Directors of First Michigan Bank Corporation ("FMB") and Butterworth Hospital. He holds memberships in several professional organizations and societies including the American Institute of CPA's, the Michigan Association of CPA's, the Grand Rapids Association of Realtors, the National Association of Realtors and the Institute of Real Estate Management.

     EDWARD J. CLARK (Director) Mr. Clark is the Chairman and Chief Executive of The American Seating Company, and has held this position since 1986. American Seating is headquartered in Grand Rapids, Michigan, and produces seating and furniture for offices, as well as seating for buses, rail cars, auditoriums, stadiums and performing arts centers. Mr. Clark is a member of the Boards of Directors of the Metropolitan YMCA, The Blodgett/Butterworth Foundation, the Grand Rapids Employers' Association and the Ohio State University Alumni Association, and a member of the Board of Trustees of the Grand Valley State University Foundation. He is Vice President of the Foundation Board of Trustees and Chairman of the Development Committee of Grand Valley State University. From 1988 through 1997, he was a member of the Board of Directors and Executive Committee of FMB-Grand Rapids. Mr. Clark has also previously served on the Boards of Directors of the Grand Rapids Symphony Orchestra, Red Cross of Kent County, St. Mary's Hospital and The Business and Institutional Furniture Manufacturer's Association.

     PETER A. CORDES (Director) Mr. Cordes has served as President and Chief Executive Officer of GWI Engineering Inc. ("GWI") of Grand Rapids, Michigan, since 1991. GWI is engaged in the manufacturing of industrial automation systems for customers in a variety of industries in the Midwest. Mr. Cordes purchased GWI in 1991 and is now its sole owner. Mr. Cordes graduated from St. Louis University with a degree in aeronautics. He is a native of Traverse City, Michigan and has spent the last twenty years in Western Michigan.

     C. JOHN GILL (Director) Mr. Gill is the retired Chairman of the Board and one of the owners of Gill Industries of Grand Rapids, Michigan. Mr. Gill served as Chairman of Gill Industries from 1994 through 1997, and served as President of Gill Industries from 1983 through 1993. Gill Industries is a manufacturing company involved with sheet metal stampings and assemblies for the automotive and appliance industries.

     DOYLE A. HAYES (Director) Mr. Hayes has over 30 years experience in the automotive industry and has held various positions within that industry. Currently, he is President and CEO of Pyper Products Corporation, a plastic injection molding company that supplies the auto and furniture industries. Mr. Hayes has been the President and CEO of Pyper Products Corporation since 1994. He has served on several non-profit boards in the Grand Rapids community and is currently Board Chair at Metropolitan Hospital and a member of the Borgess Hospital of Kalamazoo Board of Directors. Mr. Hayes is a member of the Board of Directors of the Davenport Educational System (DES), Grand Valley State University Foundation, VanAndel Global Trade Center, Seidman Advisory Board, Battle Creek Chamber of Commerce, Small Business Association of Michigan (SBAM), Grand Valley Metro Council and the Governor's Workforce Commission. Mr. Hayes was formerly a Corporate Director of FMB.

     DAVID M. HECHT (Director) Mr. Hecht is an attorney and has practiced law for 43 years, including the past 31 years in Grand Rapids. From 1993 through 2001, he was the Chairman of the Grand Rapids law firm of Hecht & Lentz, and was a founder of the firm. Mr. Hecht is a native of Grand Rapids and a graduate of the University of Michigan and the University of Wisconsin. He is the President of the Charles W. Loosemore Foundation, a Trustee of the Grand Valley University Foundation, and Past Chair of the Board of Trustees of Hospice of Michigan.

     GERALD R. JOHNSON, JR. (Chairman of the Board, Chief Executive Officer and Director of Mercantile, and Chairman of the Board and Director of the Bank) Mr. Johnson has over 35 years experience in the financial service industry, including 33 years of commercial banking experience. Mr. Johnson was appointed President and Chief Executive Officer of FMB-Grand Rapids in 1986, and served as Chairman, President and Chief Executive Officer from 1988 to May of 1997, when he resigned to organize Mercantile. Mr. Johnson served as Chairman of the Board and Chief Executive Officer of Mercantile and the Bank from their inception through 1998, and since the beginning of 1999 has served as Chairman of the Board and Chief Executive Officer of Mercantile and Chairman of the Board of the Bank. In the Grand Rapids market, prior to joining FMB-Grand Rapids, Mr. Johnson was employed in various lending capacities by Union Bank (now part of JPMorgan Chase & Co.), Pacesetter Bank-Grand Rapids (now part of Fifth Third Bancorp) and Manufacturers Bank (now part of Comerica Bank). He currently serves as Chairman of Hope Network Behavioral Health Services and H.H.S. Health Options, Inc. and Vice Chairman of Epilepsy Foundation of Michigan. He is a member of the Boards of Directors of Life Guidance Services, Project Rehab, Project Rehab Foundation, YMCA of Greater Grand Rapids, Girl Scouts of Michigan Trails, American Diabetes Association, Grand Rapids Symphony, Hanover College Board of Trustees, and Grand Valley University Foundation Board of Trustees. He is affiliated with Grand Rapids Opportunity for Women, Grand Rapids Rotary Club and the Economic Development Foundation.

     SUSAN K. JONES (Director) Ms. Jones is both a partner of The Callahan Group, LLC, a marketing consulting firm, and a tenured, full-time Professor of Marketing at Ferris State University in Big Rapids, Michigan. She has been a partner of The Callahan Group since 1998, and has worked at her own marketing consulting firm, Susan K. Jones & Associates, since 1980. Ms. Jones has been a Professor of Marketing at Ferris State since 1990. She enjoys an active volunteer career, currently serving as a member of the Board of Directors of the Arts Council of Greater Grand Rapids, Council of 100 at Northwestern University, Board member of the Northwestern Alumni Association, Treasurer of the Northwestern Club of West Michigan, and on the West Michigan Alumni Admissions Council for Northwestern University. She is a past-president of the Junior League of Grand Rapids, a graduate of Leadership Grand Rapids, and currently serves as a trustee of the Chicago Association of Direct Marketing Educational Foundation.

     LAWRENCE W. LARSEN (Director) Mr. Larsen is Chief Executive Officer, President, and owner of Central Industrial Corporation of Grand Rapids, Michigan. He began his employment with Central Industrial Corporation in 1967, and purchased it in 1975. Central Industrial Corporation is a wholesale distributor of fluid power components. Mr. Larsen is also an owner and director of Jet Products, Inc., of West Carrollton, Ohio. Jet Products, Inc. designs, manufactures and sells hose reels and related hydraulic products. Mr. Larsen is a native of Wisconsin. He has spent the last 35 years in the Grand Rapids area. Mr. Larsen served as a director of FMB-Grand Rapids from 1980 until June of 1997, and was a member of the Executive Loan Committee and the Audit Committee.

     CALVIN D. MURDOCK (Director) Mr. Murdock is President of SF Supply ("SF") of Grand Rapids, Michigan. He has held this position since 1994. From 1992 to 1994, he served as the General Manager of SF, and in 1991, served as SF's Controller. SF is a wholesale distributor of commercial and industrial electronic, electrical and automation parts, supplies and services. Mr. Murdock is a Michigan native and a graduate of Ferris State University with a degree in accounting. Prior to joining SF, Mr. Murdock owned and operated businesses in the manufacturing and supply of automobile wash equipment. Mr. Murdock serves on the Sparta Township Planning Commission.

     MICHAEL H. PRICE (President, Chief Operating Officer and Director of Mercantile, President, Chief Executive Officer and Director of the Bank) Mr. Price has over 20 years of commercial banking experience, most of which was with FMB and its subsidiary, FMB-Grand Rapids. Spending most of his banking career in commercial lending, Mr. Price was the Senior Lending Officer from 1992 to 1997, and President of FMB-Grand Rapids for several months in 1997 before joining the Bank in late 1997. Mr. Price served as President and Chief Operating Officer of Mercantile and the Bank from December of 1997 through 1998, and has served as President and Chief Operating Officer of Mercantile and President and Chief Executive Officer of the Bank since January of 1999. Mr. Price has been and continues to be very active in the Grand Rapids community. He currently serves as Vice Chair of the Board of Directors of Kent County Community Mental

Health. In addition, he continues to serve on the Finance Committee of Habitat for Humanity of Kent County, and is a past Board President of that organization. Effective January 1, 2005, Mr. Price was elected to a three year term as a Director of the Federal Home Loan Bank of Indianapolis.

     MERLE J. PRINS (Director) Mr. Prins retired from his positions as Executive Vice President and a member of the Board of Directors of FMB in 1998, after 30 years of service as an officer of FMB and nine years of service on its Board of Directors. Mr. Prins is a member of the Board of Directors of Bethany Christian Services and Chairman of the Endowment and Pension Committee of Bethany, and Vice President and a member of the Board of Directors of Benefit Services of the Reformed Church of America. Mr. Prins is also a Trustee of the Holland Historical Trust, a member of the Riverview Group, a community advisory group in Holland, Michigan, and a member of the Brownfield Development Authority for the City of Holland.

     DALE J. VISSER (Director) Mr. Visser is Chairman and one of the owners of Visser Brothers Inc. of Grand Rapids, Michigan. He has served Visser Brothers in various officer positions since 1960. Visser Brothers is a construction general contractor specializing in commercial buildings. Mr. Visser also has an ownership interest in several real estate projects in the Grand Rapids area. Mr. Visser served as a director of FMB-Grand Rapids from 1972 until June of 1997. He is a Grand Rapids native and a graduate of the University of Michigan with a degree in civil engineering. Mr. Visser is active in the community and serves on the Board of Directors of Westminster Theological Seminary Foundation. He has previously served on the Boards of the Grand Rapids YMCA, Christian Rest Home, and West Side Christian School.

     DONALD WILLIAMS, SR. (Director) Mr. Williams is Dean Emeritus of Grand Valley State University. During 2002, he was the Coordinator of the minority students teacher preparation program for the Grand Rapids Public Schools (secondary schools). Mr. Williams has over 30 years experience in administration of educational programs with special emphasis on political sensitivity and equality. From 1989 to 2001, he was the Dean of Minority Affairs and Director of the Multicultural Center of Grand Valley State University. Mr. Williams also serves as President of the Concerned Citizens Council and past President of the Rotary Club of Grand Rapids. He previously served as President of the Coalition for Representative Government (CRG), as a member of the Board of Directors of FMB-Grand Rapids and the Grand Rapids Advisory Board of Michigan National Bank, as Treasurer and President of the Minority Affairs Council of Michigan Universities (MACMU), and as a member of the Board of Directors of the Grand Rapids Area Chamber of Commerce. Mr. Williams has been the recipient of numerous awards in the Grand Rapids and Michigan area for community service and job performance, and his work has been cited in the Congressional Record of the United States by the late Representative Paul Henry.

     ROBERT B. KAMINSKI, JR. (Executive Vice President and Secretary of Mercantile, and Executive Vice President, Chief Operating Officer and Secretary of the Bank) Mr. Kaminski joined the Bank in June 1997 and has over 19 years of commercial banking experience. From 1984 to 1993, Mr. Kaminski worked for FMB-Grand Rapids in various capacities in the areas of credit administration and bank compliance. In 1993, Mr. Kaminski was appointed Vice President in charge of loan review and served as Vice President and Manager of the commercial credit department for three of FMB's subsidiaries. He has served as Executive Vice President of Mercantile and the Bank since November of 2003, Secretary of Mercantile and the Bank since their inception in 1997, and Chief Operating Officer of the Bank since 2000. From 1997 through November of 2003, Mr. Kaminski's vice president position was as Senior Vice President of Mercantile and the Bank. Mr. Kaminski serves on the Board of Directors and the Human Resources Committee for the Grand Rapids Youth Commonwealth, and is a career mentor for Aquinas College of Grand Rapids.

     CHARLES E. CHRISTMAS (Senior Vice President, Chief Financial Officer, and Treasurer of Mercantile and the Bank) Mr. Christmas joined the Bank in April 1998 and served as Vice President of Finance, Treasurer and Compliance Officer of Mercantile and the Bank in 1998. In 1999, Mr. Christmas was elected Chief Financial Officer, Treasurer and Compliance Officer of Mercantile and the Bank. In 2000, Mr. Christmas was elected Senior Vice President, Chief Financial Officer and Treasurer of Mercantile, and Senior Vice President and Chief Financial Officer of the Bank. Prior to joining Mercantile, he examined various financial institutions for over ten years while serving as a bank examiner with the Federal Deposit Insurance Corporation ("FDIC"). He began his tenure with the FDIC upon his graduation from Ferris State University.

Mr. Christmas holds a Bachelor of Science degree in Accountancy. Mr. Christmas serves on the Michigan Banker Association Funds Management Committee, as a fundraising volunteer for the Make-A-Wish Foundation of Michigan and the American Cancer Society, and as a volunteer for Habitat for Humanity.

INDEPENDENCE OF DIRECTORS

     Rules of the Nasdaq Stock Market require that a majority of the Board of Directors be independent directors, as defined in Nasdaq Rule 4200(a)(15). In January of 2005, Mercantile reviewed the independence of its directors. During this review, the Board of Directors considered transactions and relationships between each director or any member of his or her family, and Mercantile and its subsidiaries. As a result of this review, the Board of Directors has determined that each of the directors, including those nominated for election at the annual meeting, are independent under Nasdaq Rule 4200(a)(15), except Mr. Johnson and Mr. Price who are not considered independent because of their employment as executive officers of Mercantile, and Mr. Visser.

COMMUNICATIONS WITH DIRECTORS AND ATTENDANCE AT ANNUAL MEETINGS

     Shareholders and other persons may send communications to members of the Board of Directors who serve on the Audit Committee by utilizing the webpage on Mercantile's website (www.mercbank.com) designated for that purpose. Communications received through the webpage are reviewed by a member of Mercantile's internal audit staff and the Chairman of the Audit Committee. Communications that relate to functions of the Board of Directors or its committees, or that either of them believe requires the attention of members of the Board of Directors are provided to the entire Audit Committee, and reported to the Board of Directors by a member of the Audit Committee. Directors may review a log of these communications, and request copies of any of the communications.

     The Board of Directors has a policy of encouraging members of the Board of Directors to attend the annual meetings of the shareholders. All of the directors attended last year's annual meeting.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     Mercantile has standing Audit, Compensation, and Nominating Committees of the Board of Directors.

     AUDIT COMMITTEE. The members of the Audit Committee consist of Betty S. Burton, David M. Cassard, C. John Gill, David M. Hecht, Calvin D. Murdock and Merle J. Prins. The functions of the Audit Committee are described below under the heading "Audit Committee Report". The Board of Directors has determined that Mr. Cassard, a member of the Audit Committee, is qualified as an audit committee financial expert as that term is defined in the rules of the Securities and Exchange Commission. Mr. Cassard is independent, as independence for audit committee members is defined in the listing standards of the Nasdaq Stock Market and the rules of the Securities and Exchange Commission.

     COMPENSATION COMMITTEE. The members of the Compensation Committee consist of David M. Cassard, Peter A. Cordes, Lawrence W. Larsen, and Calvin D. Murdock. Each member of the Compensation Committee is independent, as independence for compensation committee members is defined in the listing standards of the Nasdaq Stock Market. The Compensation Committee's responsibilities include considering and recommending to the Board of Directors compensation and benefits for officers of Mercantile, and administering Mercantile's Independent Director Stock Option Plan and Employee Stock Purchase Plan of 2002. At present, all officers of Mercantile are also officers of the Bank, and although they receive compensation from the Bank in their capacity as officers of the Bank, they presently receive no separate cash compensation from Mercantile. The Bank also has a compensation committee whose members are the same as that of Mercantile's Compensation Committee.

     NOMINATING COMMITTEE. The members of the Nominating Committee consist of Betty S. Burton, Edward J. Clark, Peter A. Cordes, Doyle A. Hayes, David M. Hecht, Lawrence W. Larsen and Donald Williams, Sr. The Nominating Committee is responsible for making recommendations to the Board of Directors as to its size and composition, and evaluating and recommending to the Board of Directors candidates for election as directors at Mercantile's annual meetings. The Nominating Committee has a charter, which is available on Mercantile's website (www.mercbank.com). Each member of the Nominating Committee is independent, as independence for nominating committee members is defined in the listing standards of the Nasdaq Stock Market.

     The Nominating Committee will consider as potential nominees persons recommended by shareholders. Recommendations should be submitted to the Nominating Committee in care of the Secretary of Mercantile, 5650 Byron Center Avenue SW, Wyoming, Michigan 49519. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected.

     The Nominating Committee has used an informal process to identify potential candidates for nomination as directors. Candidates for nomination have been recommended by an executive officer or director, and considered by the Nominating Committee and the Board of Directors. Generally, candidates have been members of the West Michigan community who have been known to one or more of the Board members. The Nominating Committee has not adopted specific minimum qualifications that it believes must be met by a person it recommends for nomination as a director. In evaluating candidates for nomination, the Nominating Committee will consider the factors it believes to be appropriate, which would generally include the candidate's personal and professional integrity, business judgment, relevant experience and skills, and potential to be an effective director in conjunction with the rest of the Board of Directors in collectively serving the long-term interests of Mercantile's shareholders. Although the Nominating Committee has the authority to retain a search firm to assist it in identifying director candidates, there has to date been no need to employ a search firm. The Nominating Committee does not evaluate potential nominees for director differently based on whether they are recommended to the Nominating Committee by a shareholder.

     Shareholders who themselves wish to effectively nominate a person for election to the Board of Directors, as contrasted with recommending a potential nominee to the Nominating Committee for its consideration, are required to comply with the advance notice and other requirements set forth in Mercantile's Articles of Incorporation.

     During 2004, there were a total of 16 meetings of the Board of Directors of Mercantile. In addition, there were five meetings of the Audit Committee, three meetings of the Compensation Committee and two meetings of the Nominating Committee during 2004. Each director attended at least 75% of the total number of meetings of the Board of Directors and committees of the Board of which he or she was a member, held during 2004.

DIRECTOR COMPENSATION

     For 2004, non-employee directors of the Bank were paid an annual retainer of $7,500, and a fee of $400 for each meeting of the Board of Directors or a committee of the Board of Directors of the Bank that they attended. In addition, non-employee directors of Mercantile were paid $400 for each meeting of the Board of Directors or a committee of the Board of Directors of Mercantile that they attended, when for Board meetings, there was not also a meeting of the Board of Directors of the Bank on the same day, and for committee meetings, there was not also a meeting of a committee of the Board of Directors of the Bank having the same name or designated function on the same day.

     Beginning January 2, 2005, the Board of Directors increased the annual retainer for non-employee directors of the Bank to $12,000, and increased the fee for each meeting of the Board of Directors of the Bank that a director attends to $700. Beginning the same date, meeting fees were established at $600 for each meeting of the Audit Committee, $500 for each meeting of the Compensation Committee, and $400 for each meeting of other committees of the Board of Directors of the Bank. Fees of the same amount have been established for meetings of Mercantile's Board of Directors and its committees, when for Board meetings there is not also a meeting of the Board of Directors of the Bank on the same day, and for committee meetings there is not also a meeting of a committee of the Board of Directors of the Bank having the same name or function on the same day. For meetings that are held by telephone or other remote communications equipment, the meeting fees are half the amount described above. Beginning January 2, 2005, annual retainer fees were established for the Chairmen of three of the committees of Mercantile's Board of Directors. The annual retainers are, for the Chairman of the Audit Committee -- $4,000, for the Chairman of the Compensation
Committee -- $2,000, and for the Chairman of the Nominating Committee -- $1,000. The same persons currently serve on the Boards of Directors of Mercantile and the Bank. Under the Bank's deferred compensation plan for non-employee directors, directors may elect to defer the receipt of the annual retainer and meeting fees until they are no longer serving on the Board.

     On October 18, 2001, the Board of Directors adopted an Independent Director Stock Option Plan that was approved by the shareholders at the April 18, 2002 annual meeting. In each of 2001, 2002, 2003 and 2004, options were granted to the non-employee directors of Mercantile under the plan. In October of 2004, options for 500 shares were granted under the plan to each of Ms. Burton, Ms. Jones, and Messrs. Cassard, Clark, Cordes, Gill, Hayes, Hecht, Larsen, Murdock, Prins, Visser, and Williams. The options are first exercisable five years after their date of grant, subject to accelerated vesting as provided in the plan. The exercise price is $46.625 per share for the 2004 options. The exercise price is 125 percent of the fair market value per share on the day the options were granted.

AUDIT COMMITTEE REPORT

     The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Mercantile filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Mercantile specifically incorporates this report by reference.

     Each member of the Audit Committee is independent, as independence for audit committee members is defined in the listing standards of the Nasdaq Stock Market and the rules of the Securities and Exchange Commission. The Audit Committee's primary purpose is to assist the Board of Directors in overseeing:

     - the accounting and financial reporting process;

     - audits of financial statements;

     - internal accounting and disclosure controls; and

     - the internal audit functions.

     In carrying out its responsibilities, the Audit Committee supervises the relationship between Mercantile and its independent auditors, including having direct responsibility for their appointment, compensation and retention, and reviewing the scope of their audit services, and approving audit and permissible non-audit services. The Audit Committee reviews and discusses the annual and quarterly financial statements, as well as the internal audit plan.

     The Board of Directors has adopted a charter for the Audit Committee. A copy of the charter is available on Mercantile's website (www.mercbank.com).

     Management has the primary responsibility for the financial statements and the reporting process, including Mercantile's systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements for the year ended December 31, 2004 with management, including a discussion of the quality and the acceptability of Mercantile's financial reporting and controls.

     The Audit Committee reviewed with the independent auditors, Crowe Chizek and Company LLC ("Crowe Chizek"), who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of Mercantile's financial reporting and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Audit Committee has discussed with Crowe Chizek the auditors' independence from management and Mercantile, including the matters in the auditors' written disclosures required by the

Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has considered the compatibility of the provision of non-audit services with maintaining the auditors' independence.

     The Audit Committee also discussed with Mercantile's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Mercantile's internal controls, and the overall quality of Mercantile's financial reporting.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Audit Committee also evaluated and reappointed Mercantile's independent auditors for fiscal 2005.

                                          Audit Committee

                                          Betty S. Burton
                                          David M. Cassard
                                          C. John Gill
                                          David M. Hecht
                                          Calvin D. Murdock
                                          Merle J. Prins

COMPENSATION COMMITTEE REPORT

     The following Compensation Committee Report and the shareholder return performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Mercantile filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Mercantile specifically incorporates this report or the performance graph by reference.

     The compensation of the executive officers of Mercantile is determined by the Board of Directors based on recommendations of the Compensation Committee. Mercantile seeks to establish compensation at a level that will attract, motivate and retain experienced executive officers who can increase shareholder value, deliver competitive products and services to customers, and provide leadership for employees. Salaries are intended to be competitive, and reflect factors such as individual performance, level of responsibility, and prior experience. Incentive compensation and stock option awards are intended to align the interests of executive officers with that of the shareholders and reward performance that increases shareholder value.

     Executive compensation is comprised of the following:

     1. Salary.

     2. Incentive compensation payable in the form of a cash bonus based on the attainment by Mercantile of annual performance criteria recommended by the Compensation Committee and approved by the Board of Directors.

     3. Performance based discretionary cash awards made by the Compensation Committee from a bonus pool.

     4. Discretionary awards of stock options.

     5. Participation in other benefit plans offered to all employees including 401(k), health insurance, disability insurance and life insurance.

     Annual salaries for Mercantile's Chairman and Chief Executive Officer and President and Chief Operating Officer increased in 2004. Since Mercantile commenced business in 1997, growth in earnings per share and asset levels has been significant, including in each of the more recent years. The salary increase granted these two executive officers during 2004 recognizes the contribution these individuals have made to the success of the organization. Executive salaries and incentive compensation are also based in part on information derived from industry compensation studies performed by Mercantile's auditors, from surveys conducted by the Michigan Bankers Association and the Bank Administration Institute, and from the SNL Executive Compensation Review for Banks and Thrifts. Compensation information is also taken from proxy materials filed with the Securities and Exchange Commission by other comparable financial institutions. This information is analyzed by Mercantile's Director of Human Resources and presented to the Compensation Committee for the formulation of a salary recommendation to be approved by the Board of Directors.

     Executive bonuses are also determined by the Board of Directors as the result of a recommendation by the Compensation Committee and are based on the same criteria as is the incentive compensation for all non-lender employees.

                                          Compensation Committee

                                          David M. Cassard
                                          Peter A. Cordes
                                          Lawrence W. Larsen
                                          Calvin D. Murdock

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of Mercantile's Compensation Committee during 2004 were David
M. Cassard, Peter A. Cordes, Lawrence W. Larsen and Calvin D. Murdock. None of the members of the Compensation Committee is or has been an officer or employee of Mercantile.

SUMMARY COMPENSATION TABLE

     The following table details the compensation earned by the named executives for the three years ended December 31, 2004:

                                                                      ANNUAL COMPENSATION      LONG TERM
                                                                      --------------------    COMPENSATION       ALL OTHER
               NAME AND PRINCIPAL POSITION                    YEAR     SALARY      BONUS        OPTIONS       COMPENSATION(1)
               ---------------------------                    ----     ------      -----      ------------    ---------------
Gerald R. Johnson, Jr. ...................................    2004    $370,000    $215,000       3,250             13,020
  Chairman of the Board and                                   2003     335,000     192,500       3,150             12,728
  Chief Executive Officer of                                  2002     302,500     136,125       4,409             12,683
  Mercantile, and Chairman of the Board of the Bank

Michael H. Price..........................................    2004     325,000     192,500       3,250             11,259
  President and Chief Operating Officer                       2003     295,000     172,500       3,150             10,976
  of Mercantile, and President and Chief                      2002     266,200     119,790       3,307             10,350
  Executive Officer of the Bank

Robert B. Kaminski, Jr. ..................................    2004     190,000     110,500       2,750              9,659
  Executive Vice President and Secretary of                   2003     165,290      94,380       2,352              8,008
  Mercantile, and Executive Vice President,                   2002     133,000      46,550       3,307              6,785
  Chief Operating Officer and Secretary of the Bank

Charles E. Christmas......................................    2004     170,000     101,500       2,500              8,620
  Senior Vice President, Chief Financial                      2003     150,700      87,815       2,352              7,251
  Officer and Treasurer of Mercantile                         2002     118,000      41,300       3,307              5,695
  and the Bank

-------------------------
(1) Includes for 2004, matching contributions by the Bank to the 401(k) plan accounts of Messrs. Johnson, Price, Kaminski and Christmas in the amounts of $10,250, $10,250, $9,500, and $8,500. Also includes for 2004, life and disability insurance premiums paid by the Bank on policies insuring Mr. Johnson of $516 and $2,254, and Mr. Price of $219 and $790; and life insurance premiums on policies insuring Mr. Kaminski of $159 and Mr. Christmas of $120. These policies are in addition to the Bank's group insurance plans that are generally available to salaried employees.

OPTION GRANTS IN 2004

     The Board of Directors of Mercantile is responsible for awarding stock options and administering Mercantile's employee stock option plans. The following table provides information on options granted to the named executives during the year ended December 31, 2004:

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                              ANNUAL RATES OF STOCK
                              NO. OF SHARES      % OF TOTAL                                  PRICE APPRECIATION FOR
                               UNDERLYING      OPTIONS GRANTED    EXERCISE                         OPTION TERM
                                 OPTIONS       TO EMPLOYEES IN    PRICE PER    EXPIRATION    -----------------------
           NAME                  GRANTED            2004          SHARE(5)        DATE          5%           10%
           ----               -------------    ---------------    ---------    ----------       --           ---
Gerald R. Johnson, Jr. ...      3,250(1)            7.73%          $38.98      10/27/2014     $81,101      $204,179
Michael H. Price..........      3,250(2)            7.73%          $38.98      10/27/2014     $81,101      $204,179
Robert B. Kaminski,
  Jr. ....................      2,750(3)            6.54%          $38.98      10/27/2014     $68,624      $172,767
Charles E. Christmas......      2,500(4)            5.95%          $38.98      10/27/2014     $62,385      $157,061

-------------------------
(1) Becomes exercisable for 2,000 of the shares on October 28, 2005, and for the remaining 1,250 shares on January 1, 2006.

(2) Becomes exercisable for 2,500 of the shares on October 28, 2005, and for the remaining 750 shares on January 1, 2006.

(3) Becomes exercisable for 2,500 of the shares on October 28, 2005, and for the remaining 250 shares on January 1, 2006.

(4) Becomes exercisable on October 28, 2005.

(5) The exercise price for each of the options has been the market price of the common stock at the time the option was granted. The exercise price may be paid in cash, by the delivery of previously owned shares, or by a combination of cash and shares.

AGGREGATED STOCK OPTION EXERCISES IN 2004 AND YEAR-END OPTION VALUES

     The following table provides information on the exercise of stock options during the year ended December 31, 2004 by the named executives and the value of unexercised options at December 31, 2004:

                                                          NUMBER OF SHARES                  VALUE OF
                               SHARES                  UNDERLYING UNEXERCISED       UNEXERCISED IN-THE-MONEY
                             ACQUIRED ON    VALUE        OPTIONS AT 12/31/04          OPTIONS AT 12/31/04
NAME                          EXERCISE     REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
----                         -----------   --------   -------------------------   ----------------------------
Gerald R. Johnson, Jr. ....    15,000      $442,770         48,045/3,880               $1,388,350/$11,281
Michael H. Price...........    10,395       266,653         35,800/3,250                  991,719/  5,135
Robert B. Kaminski, Jr. ...     2,000        59,056         22,909/2,750                  606,657/  4,345
Charles E. Christmas.......     1,050        25,892         14,157/2,500                  342,167/  3,950

-------------------------
(1) In accordance with the SEC's rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $40.56 per share, the average of the highest and lowest sales prices reported on the Nasdaq Stock Market on December 31, 2004.

EMPLOYMENT AGREEMENTS

     GERALD R. JOHNSON, JR. AND MICHAEL H. PRICE. Effective December 1, 1998, the Bank and Mercantile entered into Employment Agreements with Mr. Johnson and Mr. Price providing for their employment from December 1, 1998 through December 31, 2001, and certain severance, confidentiality and non-compete arrangements that would continue after the employment period. Effective December 31, 1999, the Employment Agreements were amended and restated. The amendments extended the employment period an additional year to December 31, 2002, and provide for the employment period to extend an additional year, each December 31, starting December 31, 2000, so that as of each December 31, there will be three years remaining in the employment period. The annual extension of the employment period can be avoided by the Bank, Mercantile, or the officer giving notice to the others that the employment period is not to be extended. Effective October 12, 2000, and October 18, 2001, the Employment Agreements were further amended and restated, primarily to establish the base salaries for 2001 and 2002 for Mr. Johnson and Mr. Price.

     The Employment Agreements with Mr. Johnson and Mr. Price provide them with annual base salaries for each year in the amounts established from year to year by the Board of Directors of the Bank. The annual base salary for each year may not be less than the amount established for the immediately preceding year. The Board of Directors established Mr. Johnson's annual base salary at $370,000 for 2004, and at $420,000 for 2005. The Board of Directors established Mr. Price's annual base salary at $325,000 for 2004, and at $365,000 for 2005.

     In addition to the annual base salary, the Employment Agreements provide that Mr. Johnson and Mr. Price are entitled to participate in any employee benefit and incentive compensation plans of Mercantile and the Bank, including health insurance, life and disability insurance, stock option, profit sharing and retirement plans. Under a profit sharing plan in effect for 2004, Messrs. Johnson and Price each received a bonus for 2004 of 50% of their annual base salary for that year. In addition, for 2004, each of them received a $30,000 discretionary merit award. Under a profit sharing plan expected to be in effect for 2005, Messrs. Johnson and Price may each receive a bonus of up to 50% of their annual base salary for 2005. It is anticipated that the bonuses for 2005, for Mr. Johnson, Mr. Price and the other non-lending officers of the

Bank, will be payable only to the extent that after taking into account the payment, the after tax net operating income of Mercantile for 2005 would exceed 120% of the prior year's after tax net income.

     In the event that either of the officers becomes disabled or dies during the employment period he is entitled to benefits under his Employment Agreement. In the event of disability, the officer continues to receive his then current annual base salary through the end of the employment period, and any disability benefits payable under disability plans provided by the Bank or Mercantile. The officer also continues to participate in life, disability, and health insurance plans of the Bank or Mercantile, through age 65, to the extent permitted under such plans. If the officer dies during the employment period, the Bank is obligated to pay the officer's legal representative a death benefit of $250,000, and if the Bank or Mercantile owns any life insurance insuring the life of the officer, the proceeds of the policies are payable to the named beneficiaries.

     The Employment Agreements provide severance benefits in the event that the officer's employment is terminated by Mercantile and the Bank without "Cause" or the officer elects to terminate his employment for "Good Reason" during the employment period. In such event, the officer is entitled to receive the greater of (i) his annual base salary through the end of the employment period or (ii) $500,000; in either case payable over 18 months in equal monthly installments. In addition, in the case of such a termination of employment, the officer is entitled to continue his participation in life, disability and health insurance plans provided by the Bank or Mercantile for 18 months, to the extent permitted under such plans, to an assignment of any assignable term life insurance policies owned by the Bank or Mercantile insuring his life, and to $10,000 for out-placement, interim office and related expenses. The Employment Agreements also provide severance benefits in the event that after the employment period and prior to the officer reaching the age of 65, the officer's employment is terminated by the Bank and Mercantile without "Cause" or the officer's annual base salary is reduced without "Cause". In such event, the officer receives the same benefits as are described above for a termination during the employment period, except that when determining the cash severance payable to him over the 18 months following his termination, the alternative of receiving his annual base salary through the end of the employment period does not apply, and instead he receives the stated dollar amount of $500,000. In the event that an officer's employment is terminated for "Cause" during the employment period, the officer is not entitled to any accrued rights that he may then have under any stock option plan of Mercantile.

     Under the Employment Agreements, Mr. Johnson and Mr. Price agree not to disclose, except as required by law, any confidential information relating to the business or customers of the Bank or Mercantile, or use any confidential information in any manner adverse to the Bank or Mercantile. In addition, each has agreed that for 18 months following his employment with the Bank and Mercantile, he will not be employed by, or act as a director or officer of, any business engaged in banking within a 50 mile radius of Grand Rapids, Michigan that solicits customers of the Bank.

     ROBERT B. KAMINSKI, JR. The Bank and Mercantile entered into an Employment Agreement with Mr. Kaminski for his services as an officer of Mercantile and the Bank beginning January 1, 2001, on substantially the same terms as the Employment Agreements described for Mr. Johnson and Mr. Price above, except that the compensation and severance amounts are different. Effective October 18, 2001, the Employment Agreement was amended and restated primarily to establish the base salary for Mr. Kaminski for 2002. The Employment Agreement provides Mr. Kaminski with an annual base salary for each year in the amount established from year to year by the Board of Directors of the Bank. The annual base salary for each year may not be less than the amount established for the immediately preceding year. The Board of Directors established Mr. Kaminski's annual base salary at $190,000 for 2004, and at $215,000 for 2005. Under a profit sharing plan in effect for 2004, Mr. Kaminski received a bonus for 2004 of 45% of his annual base salary for that year. In addition, for 2004, Mr. Kaminski received a $25,000 discretionary merit award. Under a profit sharing plan expected to be in effect for 2005, Mr. Kaminski may receive a bonus of up to 45% of his annual base salary for 2005. The Employment Agreement also establishes a death benefit of $100,000, and a minimum severance benefit of $250,000 during his employment period and $125,000 after the employment period.

     CHARLES E. CHRISTMAS. The Bank and Mercantile entered into an Employment Agreement with Mr. Christmas for his services as an officer of Mercantile and the Bank beginning January 1, 2001, on substantially the same terms as the Employment Agreements described for Mr. Johnson and Mr. Price above, except that the compensation and severance amounts are different. Effective October 18, 2001, the Employment Agreement was amended and restated primarily to establish the base salary for Mr. Christmas for 2002. The Employment Agreement provides Mr. Christmas with an annual base salary for each year in the amount established from year to year by the Board of Directors of the Bank. The annual base salary for each year may not be less than the amount established for the immediately preceding year. The Board of Directors established Mr. Christmas' annual base salary at $170,000 for 2004, and at $180,000 for 2005. Under a profit sharing plan in effect for 2004, Mr. Christmas received a bonus for 2004 of 45% of his annual base salary for that year. In addition, for 2004, Mr. Christmas received a $25,000 discretionary merit award. Under a profit sharing plan expected to be in effect for 2005, Mr. Christmas may receive a bonus of up to 45% of his annual base salary for 2005. The Employment Agreement also establishes a death benefit of $100,000, and a minimum severance benefit of $250,000 during his employment period and $125,000 after the employment period.

SHAREHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on Mercantile common stock (based on the last reported sales price of the respective year) with the cumulative total return of the Nasdaq Composite Index, the Nasdaq Bank Index and the SNL Nasdaq Bank Index from December 31, 1999 through December 31, 2004. The following information is based on an investment of $100 on December 31, 1999, in Mercantile common stock, the Nasdaq Composite Index, the Nasdaq Bank Index, and the SNL Nasdaq Bank Index, with dividends reinvested where applicable. Because of cost considerations, Mercantile expects to discontinue the use of the Nasdaq Bank Index after this year, and to replace it with the SNL Nasdaq Bank Index.

                          MERCANTILE BANK CORPORATION
[PERFORMANCE GRAPH]

                                          MERCANTILE BANK                                 NASDAQ BANK          SNL NASDAQ BANK
                                            CORPORATION          NASDAQ COMPOSITE            INDEX*                 INDEX
                                          ---------------        ----------------         -----------          ---------------
12/31/99                                       100.00                100.00                  100.00                 100.00
12/31/00                                        93.14                 60.82                  114.23                 115.45
12/31/01                                       146.18                 48.16                  123.68                 125.66
12/31/02                                       204.50                 33.11                  126.65                 129.25
12/31/03                                       335.14                 49.93                  162.92                 166.83
12/31/04                                       384.67                 54.49                  186.45                 191.21

                                                                      PERIOD ENDING
                                           --------------------------------------------------------------------
INDEX                                      12/31/99    12/31/00    12/31/01    12/31/02    12/31/03    12/31/04
---------------------------------------------------------------------------------------------------------------
Mercantile Bank Corporation............     100.00       93.14      146.18      204.50      335.14      384.67
NASDAQ Composite.......................     100.00       60.82       48.16       33.11       49.93       54.49
NASDAQ Bank Index*.....................     100.00      114.23      123.68      126.65      162.92      186.45
SNL NASDAQ Bank Index..................     100.00      115.45      125.66      129.25      166.83      191.21

* Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2005. Used with permission. All rights reserved. crsp.com

CERTAIN TRANSACTIONS

     The Bank has had, and expects in the future to have, loan and other financial transactions in the ordinary course of business with Mercantile's directors, executive officers, and principal shareholders (and their associates) on substantially the same terms as those prevailing for comparable transactions with others. All such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons, and (iii) in the opinion of management did not involve more than the normal risk of collectibility or present other unfavorable features.

     As of December 31, 2004, the Bank had outstanding 65 loans to the directors or executive officers of Mercantile, or their associates, totaling approximately $10.2 million in aggregate amount, under commitments totaling approximately $14.2 million.

     Mercantile Bank Real Estate Co., L.L.C., a subsidiary of the Bank, contracted with Visser Brothers Inc. in November, 2003 to be the general contractor for the construction of the Bank's new main office in the City of Grand Rapids. This project was awarded after being submitted for competitive bids. Construction began in November, 2003 and the current completion date is projected to be in the second quarter of 2005. The contracted amount for this project, including change orders, is $7,685,371. Dale J. Visser is a member of the Board of Directors of Mercantile and the Bank, and Chairman and one of the owners of Visser Brothers Inc.

     The Bank has a number of relationships with affiliates of JPMorgan Chase & Co. ("JPMorgan"). JPMorgan reported this year that it and several of its wholly owned subsidiaries beneficially own in aggregate more than 5% of Mercantile's outstanding common stock. JPMorgan Chase Bank, N.A., a wholly owned subsidiary of JPMorgan, including banks acquired by it, have since 1997 been the Bank's primary correspondent bank. The Bank obtains check clearing, wire transfer, securities safekeeping, and many other services from JPMorgan Chase Bank. During 2004, the Bank's correspondent bank checking account with JPMorgan Chase Bank had balances ranging from approximately $2.6 million to $47.5 million. During 2004, the Bank had an unsecured federal funds purchase line of credit with JPMorgan Chase Bank which was increased from $35 million to $50 million in November of 2004, and currently remains in effect. In 2004, the Bank paid JPMorgan Chase Bank approximately $108,000 for correspondent banking services, and approximately $96,000 in interest under the federal funds purchase line of credit. For 2004, the Bank received from JPMorgan Chase Bank approximately $75,000 in interest for federal funds purchased from the Bank. During 2004, the Bank purchased from JPMorgan Securities, Inc., a wholly owned subsidiary of JPMorgan, approximately $19.9 million of securities for the Bank's own account. The Bank expects to continue its relationships with JPMorgan and its subsidiaries in 2005, and to have transactions with them in 2005 that are similar in nature and size to those that occurred in 2004, though varying with the needs and best interests of the Bank.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Mercantile's officers and directors, and persons who own more than 10% of Mercantile common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of filings, Mercantile believes that all reports required to be filed under Section 16(a) for 2004 were timely filed, except that Mercantile's director, David M. Cassard, filed one report on Form 4 late relating to two sales on the same day, as trustee of a family trust, involving in aggregate 524 shares.

                              INDEPENDENT AUDITORS

SELECTION OF INDEPENDENT AUDITORS

     The Audit Committee of the Board of Directors has selected Crowe Chizek as Mercantile's principal independent auditors for the year ending December 31, 2005. Representatives of Crowe Chizek plan to attend the annual meeting of shareholders, will have the opportunity to make a statement if they desire to do so, and will respond to appropriate questions by shareholders.

FEES TO INDEPENDENT AUDITORS FOR 2004 AND 2003

     The following table shows the fees for professional services of Crowe Chizek for audit and other services they provided to Mercantile for 2004 and 2003.

                                                                2004      2003
                                                                ----      ----
Audit Fees(1)...............................................  $129,000   $89,500
Audit-Related Fees(2).......................................    47,275    56,000
Tax Fees(3).................................................    56,200    50,500
All other fees(4)...........................................         0     6,000

-------------------------

(1) Includes the aggregate fees billed for professional services rendered by Crowe Chizek for 2004 and 2003 for the audit of Mercantile's annual financial statements and review of financial statements included in Mercantile's quarterly reports on Form 10-Q. For 2004, also includes the audit of Mercantile's internal control over financial reporting.

(2) Principally audits of employee benefit plan and Mercantile BIDCO, Inc. in both years. For 2004, also includes consultation regarding management's internal control assertion approach, including the licensing fees for the software product and tools used by management to document the approach. For 2003, also includes services with respect to a public offering of stock.

(3) Principally tax compliance services (including U.S. federal and state tax returns), cost segregation studies, review of quarterly tax computations and consultations regarding various tax strategies.

(4) Principally services for web-site hosting in 2003.

     The Audit Committee's policy is to pre-approve all audit services and non-audit services that are to be performed for Mercantile by its independent auditors. Under the Audit Committee's policy, authority to pre-approve permitted services has been delegated to two members of the Audit Committee, either of whom can act alone, for circumstances when pre-approval is not obtained from the full Audit Committee. Any pre-approval by the delegated authority is required to be reported to the Audit Committee at its next meeting. All of the services described in the table above were pre-approved by the Audit Committee.

                 SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

     A proposal submitted by a shareholder for the 2006 annual meeting of shareholders must be sent to the Secretary of Mercantile, 5650 Byron Center Avenue SW, Wyoming, Michigan 49519 and received by November 15, 2005 in order to be eligible to be included in Mercantile's proxy statement for that meeting.

     A shareholder who intends to present a proposal for the 2006 annual meeting of shareholders, other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must provide Mercantile with notice of such intention by at least January 29, 2006, or the persons named in the proxy to vote the proxies will have discretionary voting authority at the 2006 annual meeting with respect to any such proposal without discussion of the matter in Mercantile's proxy statement.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters to be brought before the annual meeting. If other matters are presented upon which a vote may properly be taken it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.

                                                                      2135-PS-05



MERCANTILE BANK CORPORATION
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

                                 DETACH HERE                                                                ZMBC32
|X| PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

    MERCANTILE BANK CORPORATION

1.  Election of Directors.                                        2. In their discretion, the Proxies are authorized to vote upon
    Nominees as Directors:                                           such other matters as may properly come before the  meeting, or at any adjournment of the meeting.
    (01) BETTY S. BURTON        (04) DAVID M. HECHT
    (02) DAVID M. CASSARD       (05) MERLE J. PRINS
    (03) PETER A. CORDES









       FOR                                 WITHHELD
       ALL            [ ]       [ ]        FROM ALL
     NOMINEES                              NOMINEES

[ ]  ----------------------------------------
     For all nominees except as noted above

 YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
 FOR THE ELECTION OF ALL NOMINEES.

                                                                      Mark box at right if you plan to attend the meeting. [ ]




                                                                      Mark box at right if an address change or comment    [ ]
                                                                      has been noted on the reverse side of this card.



Signature: __________________       Date: ______________________      Signature: ________________     Date: ____________________

                           MERCANTILE BANK CORPORATION


Dear Shareholder,

Enclosed with this proxy is your Notice of Annual Meeting and Proxy Statement, and 2004 Annual Report. We encourage you to carefully read these materials and exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted, then sign and date the proxy, detach it, and promptly return your proxy vote in the enclosed postage paid envelope, or return it to Mercantile Bank Corporation, c/o EquiServe Trust Company, N.A., P.O. Box 8694, Edison, NJ 08818-8694. If you plan to attend the meeting, please mark the appropriate box on the proxy.

Your proxy card must be received prior to the annual meeting of shareholders on April 28, 2005.

Sincerely,

Mercantile Bank Corporation

                             DETACH HERE                                ZMBC32

                           MERCANTILE BANK CORPORATION
              5650 BYRON CENTER AVENUE, SW, WYOMING, MICHIGAN 49519

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
           ANNUAL MEETING OF SHAREHOLDERS - TO BE HELD APRIL 28, 2005

The undersigned hereby appoints Doyle A. Hayes and Susan K. Jones, or either of them, with power of substitution in each, proxies of the undersigned to vote all common stock of the undersigned in Mercantile Bank Corporation, at the annual meeting of shareholders to be held on April 28, 2005, and at all adjournments of the meeting.

This proxy will be voted as specified by the undersigned. If no choice is specified, this proxy will be voted as to all shares of the undersigned, FOR the election of all nominees for directors and according to the discretion of the Proxies on any other matters that may properly come before the meeting or any adjournment of the meeting.

    PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please date and sign exactly as your name(s) appear(s) on this proxy and mail it promptly. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each joint owner should sign. If a corporation or other entity, the signature should be that of an authorized person who should state his or her title.

HAS YOUR ADDRESS CHANGED?                      DO YOU HAVE ANY COMMENTS?


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